UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 20, 2015

UDR, Inc.
United Dominion Realty, L.P.
(Exact name of registrant as specified in its charter)

Maryland (UDR, Inc.)	1-10524	54-0857512
Delaware (United Dominion Realty, L.P.)	333-156002-01	54-1776887
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado		80129
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (720) 283-6120
Not Applicable
Former name or former address, if changed since last report

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 20, 2015, UDR, Inc. (the “Company”), as borrower, entered into a credit agreement (the “Credit Agreement”), which provides for a $1.1 billion senior unsecured revolving credit facility (the “Revolving Credit Facility”) and a $350.0 million senior unsecured term loan facility (the “Term Loan Facility”). The Credit Agreement includes an accordion feature that allows the total commitments under the Revolving Credit Facility and the total borrowings under the Term Loan Facility to be increased to an aggregate maximum amount of up to $2.0 billion, subject to certain conditions, including obtaining commitments from any one or more lenders. The Revolving Credit Facility has a scheduled maturity date of January 31, 2020, with two six-month extension options, subject to certain conditions. The Term Loan Facility has a scheduled maturity date of January 29, 2021.

Wells Fargo Bank, National Association served as Administrative Agent, and Wells Fargo Securities, LLC and J.P. Morgan Securities LLC served as Joint Bookrunners and, together with PNC Capital Markets LLC, U.S. Bank National Association and Regions Capital Markets, served as Joint Lead Arrangers. JPMorgan Chase Bank, N.A. served as Syndication Agent, and PNC Bank, National Association, U.S. Bank National Association, Regions Bank, Citibank, N.A., Bank of America, N.A. and Credit Suisse AG, Cayman Islands Branch served as Documentation Agents. Other lenders under the Credit Agreement include Branch Banking and Trust Company, Morgan Stanley Bank, N.A., MUFG Union Bank, N.A., TD Bank, N.A. and Associated Bank, National Association.

The Credit Agreement replaces (i) the Company’s $900 million revolving credit facility under the Credit Agreement, dated as of October 25, 2011 (as amended, the “Prior Credit Agreement”) and (ii) the Company’s $250 million term loan under the Term Loan Agreement, dated as of December 29, 2010, as amended, and the Company’s $100 million term loan under the Term Loan Agreement, dated as of December 14, 2009, as amended (together, the “Prior Term Loan Agreements”).

On October 20, 2015, the Company borrowed $200 million under the Revolving Credit Facility and $350 million under the Term Loan Facility to pay outstanding balances under the Prior Credit Agreement and the Prior Term Loan Agreements.

Based on the Company’s current credit rating, the Revolving Credit Facility has an interest rate equal to LIBOR plus a margin of 90 basis points and a facility fee of 15 basis points, and the Term Loan Facility has an interest rate equal to LIBOR plus a margin of 95 basis points. Depending on the Company’s credit rating, the margin under the Revolving Credit Facility ranges from 85 to 155 basis points and the facility fee ranges from 12.5 to 30 basis points, and the margin under the Term Loan Facility ranges from 90 to 175 basis points.

The Credit Agreement contains customary representations and warranties and financial and other affirmative and negative covenants. The Credit Agreement also includes customary events of default, in certain cases subject to customary periods to cure. The occurrence of an event of default, following the applicable cure period, would permit the lenders to, among other things, declare the unpaid principal, accrued and unpaid interest and all other amounts payable under the Credit Agreement to be immediately due and payable.

The Company’s obligations under the Credit Agreement are guaranteed by United Dominion Realty, L.P., the Company’s operating partnership, pursuant to the Guaranty dated as of October 20, 2015 (the “Guaranty”).

Copies of the Credit Agreement and the Guaranty are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing summary of the material terms of the Credit Agreement and the Guaranty and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to Exhibits 10.1 and 10.2.

Certain of the parties to the Credit Agreement, directly or through affiliates, have pre-existing relationships with the Company and have provided commercial lending, advisory and other services for the Company and its affiliates from time to time, for which such parties have received customary fees and expenses. Certain of the parties to the Credit Agreement, directly or through affiliates, also have provided investment banking services to the Company, including as underwriters or agents in certain of the Company’s public offerings of debt and equity securities, for which such parties received customary fees and expenses. These parties may, from time to time, engage in transactions with, and perform services for, the Company and its affiliates in the ordinary course of their business.

Item 1.02.     Termination of a Material Definitive Agreement.

On October 20, 2015, in connection with entering into the Credit Agreement described above, the Company terminated, and repaid all amounts outstanding under, the Prior Credit Agreement, which was scheduled to mature in December 2017, and the Prior Term Loan Agreements, which were scheduled to mature in June 2018. The Company did not incur any early termination penalties in connection with these terminations. The material terms of the Prior Credit Agreement are described in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on October 26, 2011 and June 10, 2013, and are incorporated herein by reference.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of October 20, 2015.
10.2	Guaranty of United Dominion Realty, L.P., dated as of October 20, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UDR, Inc.

Date: October 26, 2015	By:	/s/ Warren L. Troupe
Name: Warren L. Troupe
Title: Senior Executive Vice President

United Dominion Realty, L.P.
By: UDR, Inc., its general partner

Date: October 26, 2015	By:	/s/ Warren L. Troupe
Name: Warren L. Troupe
Title: Senior Executive Vice President

Exhibit Index

Exhibit No.	Description
10.1	Credit Agreement, dated as of October 20, 2015.
10.2	Guaranty of United Dominion Realty, L.P., dated as of October 20, 2015.